February 26, 2015

Mr. Curt Pullen
2115 Meadowdale NW
Grand Rapids MI 49504

Dear Curt,

As we discussed, we are providing a plan to assist you in transitioning from your role as Executive Vice President and President, Herman Miller North America. The basic elements of the package are as follows:

•	You will be placed on a paid personal Leave of Absence starting February 26, 2015. During this time you will not perform nor will you be responsible for duties related to your current role;

•	You will be available to advise me or others designated by me, relative to the transition of the North American business and be available to provide advice on other matters as requested.

•
The duration of your personal leave of absence will be 6 months from the date of this letter, at the end of which your employment with the company will terminate (“Termination Date”) and be eligible for the separation benefits outlined in the Agreement you were provided today;

•
As of February 26, 2015 you will no longer have access to HM systems, administrative support or expense reimbursement for expenses incurred after February 26th. However, Karen Fox will continue to be available as needed to effectively transition any issues or open items.

•
Your compensation beginning February 26, 2015 will be maintained at your current rate until the Termination Date and you will be eligible to receive all of the benefits available to full-time Herman Miller employees.

•
You will be considered as continuing your employment through the Termination Date for purposes of vesting in the exercise of any Long-Term Incentive Awards. You will not be eligible for any additional Long-Term Incentive Awards.

•	You will be eligible for the Executive Incentive Cash Bonus for fiscal year 2015. You will not be eligible to participate in the Executive Incentive Cash Bonus Plan after this fiscal year.

•	You will be entitled to use your bundled benefits through the Termination Date.

•
This arrangement is subject to your execution of a Termination and Mutual Release agreement in a form provided by HMI and your cooperation in assisting in the transition of your role due to the unique and continued employment relationship being offered to you through the personal leave of absence.

•	You will receive executive outplacement support.

This arrangement does not change our basic employment relationship as being employment “at will.” In the event of termination of this relationship by HMI before the end of the six month period except for death, disability, major misconduct or your association with a competitor, you will be entitled to receive the balance of your compensation under this agreement in the form of salary continuation. You will not be entitled to salary continuation if you work for a competitor or become a consultant to a competitor or solicit employees or customers during the salary continuation period, and payments under this agreement will stop.

The Company is also giving you notice that it is terminating the Change In Control Agreement.

Again, thank you for your service and you willingness to make this commitment.

Sincerely,

Brian C. Walker
President and CEO

TERMINATION AND MUTUAL RELEASE AGREEMENT

This Agreement is made effective as of February 26, 2015 by and between Curt Pullen, Executive Vice President and President, Herman Miller North America, Mr. Curt Pullen 2115 Meadowdale NW, Grand Rapids MI 49504, (hereinafter “Employee”), and Herman Miller, Inc., a Michigan corporation, having its principal place of business at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 (hereinafter “HMI”). The Employment relationship has or will terminate as of August 28, 2015 unless terminated sooner as provided below.

Employee will be placed on a Leave of Absence status starting February 26, 2015 through August 28, 2015 “Extended Employment Period.” The terms of the extended employment period are described in a letter to Employee from Brian Walker, HMI’s Chief Executive Officer, dated February 26, 2015, (hereinafter “Letter Agreement”) attached as Exhibit C. At the conclusion of the Extended Employment Period, Employee will be eligible for the termination benefits described in Exhibit A.

In consideration in part for HMI’s discretionary offer of extended employment to Employee, payment to Employee of discretionary and additional Termination Benefits, and the mutual covenants and releases contained herein, the Employee and HMI agree as follows:

1.
Confidential Information. Employee understands that in the ordinary course of its business, HMI has developed various valuable trade secrets and confidential business information. Employee acknowledges that he has been exposed to such trade secrets and information and that the protection of such is of vital importance to HMI’s business. For purposes of this Agreement, confidential business information is information: (a) that is not known by the actual or potential competitors of HMI and is generally unavailable to the public, (b) that has been created, discovered, developed or otherwise become known to HMI or in which property rights have been assigned or otherwise conveyed to HMI from a third party, and (c) that has material economic value to HMI’s present or future business. Examples of such confidential information may include, but are not limited to, information as to any of HMI’s customers, prices, sales techniques, estimating and pricing systems, internal cost controls, production processes and methods, product planning and development programs, marketing plans, product information, inventions, blueprints, sketches and drawings, trade secrets, and technical and business concepts related to the business, whether devised or invented in whole or in part by Employee and whether or not reduced to practice.

2.
Nondisclosure. Employee agrees he has not and will not, directly or indirectly, at any time disclose any trade secrets or confidential information of HMI, or the confidential information of actual or potential customers or vendors of HMI, to others which he has obtained in the course of his employment with HMI. Employee has not and shall not use any such trade secrets or confidential information for his own personal use or advantage, or make such secrets or information available for use by others. Violation of this provision shall entitle HMI to pursue all appropriate legal remedies. Nothing in this Agreement shall prevent Employee from using his general knowledge, skill, and experience in gainful employment by a third party after his employment with HMI terminates.

3.
Extended Employment. While on Leave of Absence status, Employee will receive his current regular base salary less applicable withholdings, through his termination date. In addition, he will remain enrolled in and eligible for current benefit and bonus programs through the termination date. Employee will not be eligible for any additional Long Term Incentive awards. Current awards will continue to vest through the termination date.

4.
Early Termination. In the event Employee breaches this agreement of secures alternate employment, the Extended Employment will stop. If employee secures alternate employment prior to August 28, 2015, Employee will inform HMI’s Senior Vice President of People Services in writing. Employee’s termination date will be adjusted to the last day of the payroll week immediately preceding Employee’s start date with a new employer or to the date of the breach of the Agreement and the Extended Employment will end. Payment under section 1 of Exhibit A will start at this time subject to the non-competition and non-solicitation provisions described in Exhibit A or if a breach negates HMI’s obligation to make such payments.

5.
Return of HMI Property. Employee will immediately return to HMI all Company property including any and all sales aids, customer lists, catalogues, manuals, software programs, drawings, blueprints, notes, memoranda, and any and all other documents, computer files, and electronic information which are or have been in Employee’s possession or control and which contain any trade secrets or confidential information or which otherwise relate to HMI’s business, and any other Company property in his possession.

6.
Payment by HMI. Employee acknowledges that all earned wages, bonuses, fringe benefits, vacation pay, commissions, and other obligations owed by HMI to the Employee have been paid by HMI or will be paid as detailed on Exhibit A and Exhibit C if otherwise not paid to Employee. No other payments are owed to the Employee other than claims for vested benefits under any retirement plans, stock option plans, or insurance benefits plans, which rights are controlled by the language in applicable plan documents.

If Employee (1) signs and returns this Agreement within 49 days of the date of this Agreement, (2) signs, returns, and does not revoke the attached ADEA Waiver and Release in the manner stated in the waiver, and (3) has otherwise complied with all of the terms of this Agreement, then the Employee will be entitled to receive the discretionary and additional Termination Benefits listed on Exhibit A.

Otherwise, the Employee will not be entitled to the Termination Benefits listed on Exhibit A. If Employee should revoke the ADEA Waiver and Release, HMI may, at its option, revoke this Agreement in its entirety or may choose to provide Employee the Termination Benefits and enforce and abide by the remaining provisions of this Agreement. The Termination Benefits may be withheld or terminated if Employee breaches this Agreement, or if Employee harasses or intimidates any HMI employee or family member.

7.
Mutual Release. Except for the enforcement of the terms and covenants in this Agreement, Employee and HMI hereby release each other and their officers, directors, employees, agents, successors, and assigns from any and all claims and obligations arising under federal, state, or local law by statute, common law, public policy, or equity that each may have against the other arising out of the employment relationship to the fullest extent permitted by law. Employee specifically waives any claim for unlawful discrimination including, but not limited to claims for race, sex, age, religion, disability, or national origin discrimination. Employee further agrees to waive and release any rights he might have under the federal Age Discrimination in Employment Act of 1967, as amended (29 United States Code section 621 et seq.) (“ADEA”) against HMI, pursuant to the terms of the attached ADEA Waiver and Release. The release, however, does not prevent Employee from seeking a judicial determination regarding the validity of the attached ADEA Waiver and Release. This release covers claims and obligations even if they are unknown at this time. Employee waives any entitlement to any form of personal relief for claims arising out of the employment relationship; including monetary relief or damages, to the fullest extent permitted by law. HMI and Employee agree that this Agreement is a complete defense to any claim and obligation released and waived by this Agreement which may be subsequently asserted.

8.
Nondisparagement. Employee agrees that he will not, either directly or indirectly through any agent or surrogate, and whether orally or in writing, Disparage or Denigrate the Company or HMI, or the shareholders, members, directors, managers, officers, employees, attorneys, or agents of the Company or HMI. Employee also agrees that he will not, either directly or indirectly through any agent or surrogate, and whether orally or in writing, Disparage or Denigrate the business, products, equipment, operations, management, personnel, policies, or procedures of the Company or HMI. As used in this Agreement, to “Disparage or Denigrate” includes, but is not limited to, impugning the character, honesty, integrity, morality, business acumen, professional skill or judgment, abilities, qualities, or reliability of any person or entity.

The foregoing provisions of this Paragraph 8 shall not prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, statements to Employee’s accountants, attorneys, auditors, and insurers, or statements to the Employee’s spouse.

9.
Severability. In the event any term of this Agreement is unenforceable, then such unenforceable term, if possible, will be altered so as to be enforceable. Or, if that is not possible, then it will be deleted from this Agreement and the remaining part of the Agreement will remain in effect.

10.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan (without regard to conflict of law provisions).

11.
Entire Agreement. This Agreement and the attached ADEA Waiver contain the entire understanding of the parties and supersedes all previous oral and written agreements; there are no other agreements, representations, or understandings not set forth herein. Further, this Agreement can be modified only by a written agreement signed by Employee and HMI’s President.

12.
Binding Effect. This is a binding agreement. The term HMI includes all of Herman Miller, Inc.’s subsidiaries, officers, directors, and affiliates. The term Employee includes all of his heirs, administrators, successors, assigns, and those who could make a claim through him. This Agreement shall benefit and be binding upon HMI’s successors and assigns, and Employee’s executors, administrators, and representatives.

13.
Voluntary Execution. Employee acknowledges that he has read this Agreement, understands its terms and legal consequences, has been given an opportunity to consider this Agreement and its release of all claims, and it has been entered into by him voluntarily. Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. Employee has not assigned any claims against HMI. Employee has been given an opportunity of up to 49 days to consider this Agreement and his release of all claims. In addition, Employee understands that he may revoke the ADEA Waiver and Release within seven (7) days after he signs it.

HERMAN MILLER, INC.

April 20, 2015         By _/s/ Hezron T. Lopez
Date            Hezron T. Lopez
Senior VP of Legal Services and Secretary

April 14, 2015         By /s/ Curtis S. Pullen
Date            Curtis S. Pullen

ADEA WAIVER AND RELEASE

In consideration of the additional and discretionary Termination Benefits provided in the Termination and Mutual Release Agreement effective as of February 26, 2015, between Curt Pullen, Executive Vice President and President, Herman Miller North America (“Employee”) and Herman Miller, Inc., (“HMI”), Employee forever waives, releases, and discharges HMI, its subsidiaries, affiliates, and its directors, officers, and employees from any and all legal and equitable claims, demands, damages, losses, expenses, and causes of actions of any kind or character which now exist, whether known or unknown, relating in any manner to or arising under the federal Age Discrimination in Employment Act of 1967 (“ADEA”) (29 United States Code section 621, et seq.) that are in any way connected with Employee’s employment relationship with HMI or its termination.

Employee agrees and covenants not to institute any action or lawsuit against HMI, its directors, officers, agents, and employees in any state, federal, or local court or other tribunal to assert a claim for violations of the ADEA that arise on or before the date of this Agreement. This shall not prevent the Employee from seeking a judicial determination regarding the validity of this waiver, however, or from bringing an action or lawsuit for any claims that arise after the date on which this waiver is signed (as indicated below).

This Waiver and Release shall be binding upon Employee and his respective heirs, administrators, successors, assigns, and those who could make a claim through him.

Employee acknowledges that he has read the ADEA release, understands its terms, has been given a period of at least 49 calendar days within which to consider this Waiver and Release, and it has been entered into by him voluntarily. Employee will have seven (7) calendar days to revoke this Waiver and Release after its execution and the Release shall not become effective or enforceable until the revocation period has expired. Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Waiver and Release.

April 14, 2015         By /s/ Curtis S. Pullen
Date            Curtis S. Pullen

EXHIBIT A

1.
You will receive current regular base salary and those benefits, less applicable withholdings, listed below for eighteen months following your termination date and the full execution of this Agreement, unless you receive other employment with a competitor as defined below, solicit the employees of Company as defined below, or otherwise breach this agreement. This amount will be paid on the standard payroll cycle. A lump sum payment is not available under this Agreement.

Your bundled benefits will cease as the termination date.

Payments under this will immediately stop on the date on which you accept employment with, become a consultant to, or otherwise become affiliated with a competitor or affiliate of a competitor of the Company, or engage in competition in any way with the Company or any of its subsidiaries. The right and authority to determine whether or not your new employer (or client) is a competitor shall be vested solely and wholly with the Company’s President, and his or her decision shall be final and binding on you. For the purpose of this Agreement, competitors are defined to include, but are not limited to, those listed in Exhibit B. Payments under this will immediately stop on the date which you solicit for employment or other similar relationship an employee of the Company. The right and authority to determine whether or not you engaged in solicitation shall be vested solely and wholly with the Company’s President and his or her decision shall be final and binding on you.

2.
You are eligible to continue to participate in the medical and dental plans as long as you receive base compensation from HMI under paragraph 1 of this severance program. In order to continue your participation in the medical and dental plans you must elect COBRA coverage. The continuation of medical and dental coverage will begin once you enroll in COBRA. The effective date will be retroactive to your termination date. You will continue to pay the regular employee rate (pretax payroll deduction) during the severance period. HMI will pay the balance of the COBRA premium during the severance period. Thereafter, you have the option to purchase medical and dental insurance under COBRA at your own expense. The COBRA coverage period will include the severance period. You will be provided a “Disposition of Benefits” letter to explain this process in more detail. If you become eligible for medical and dental insurance through another employer, your participation in the medical and dental plans will cease.

3.	Any accrued but unused vacation for fiscal year 2015/2016 will be paid to you within five weeks of August 28, 2015.

4.
You are eligible for the Executive Incentive Bonus earned for financial year 2014/2015 ending May 30, 2015, if HMI earns a bonus. You are not eligible for the Executive Incentive Bonus earned for financial year 2015/2016 if HMI earns a bonus.

5.
If you are enrolled in a Healthcare Reimbursement (flexible spending) Account, you have the option to continue your participation in this account through COBRA. The payments will be with after-tax dollars. You must elect COBRA coverage to continue your participation. If you choose not to continue participation in the Healthcare Reimbursement account under COBRA, all claims for services incurred up to your termination date must be submitted within 90 days of the date of your termination of employment. Any unused balances will be forfeited at that time.

Dependent Care Reimbursement (flexible spending) accounts may not be continued under COBRA and all claims for services incurred up to your termination date must be submitted within 90 days of your termination of employment.

6.	If you are enrolled in a Health Savings Account, you can continue to make contributions on an after-tax basis as long as you are enrolled in a High Deductible Health Plan.

7.
You are not eligible to participate in the Profit Sharing and 401(k) Plan after August 28, 2015. You will receive a final core contribution to your 401(k) account based on compensation earned in this fiscal quarter up to your termination date. This core contribution will be paid at the end of the current fiscal quarter. Employee and Company matching contributions to the 401(k) Plan will cease as of August 28, 2015. In addition, there will be no Profit Sharing contribution to the Plan for the year ending May 28, 2016, and there will be no Profit Sharing contributions thereafter. The balance of your quarterly payroll deductions relating to the employee stock purchase plan will be paid to you within thirty (30) days of your termination date.

8.	Any amount of income deferred by you pursuant to the Executive Equalization Plan are fully vested and will be distributed to you according to the terms of the Plan and your deferral elections.

9.
The restricted stock units granted to you on July 15, 2013, representing 4,349 shares are not vested, but under section 3(e) of the Restricted Stock Unit Award Agreement you are entitled to receive a portion of the shares equivalent to 25/36 of the award plus a prorated portion of the dividends, pursuant to the grant. The Performance Shares (HMVA) granted to you on July 15, 2013, representing 4,349 shares are not vested, but under section 3a(iii) of the HMVA Performance Share Unit Award Agreement you are entitled to receive adjusted target performance units equivalent to 25/36 of the award, to be paid out as provided for in the grant agreement. The Performance Shares (TSR) granted to you on July 15, 2013, representing 3,324 shares are not vested, but under section 3a(iii) of the TSR Performance Share Unit Award Agreement you are entitled to adjusted target performance units equivalent to 25/36 of the award, to be paid out at as provided for in the grant agreement. The restricted stock units granted to you on July 14, 2014, representing 5,010 shares are not vested, but under section 3(e) of the Restricted Stock Unit Award Agreement you are entitled to receive a portion of the shares equivalent to 13/36 of the award plus a prorated portion of the dividends, pursuant to the grant. The Performance Shares (HMVA) granted to you on July 14, 2014, representing 5,010 shares are not vested, but under section 3a(iii) of the HMVA Performance Share Unit Award Agreement you are entitled to adjusted target performance units equivalent to 13/36 of the award, to be paid out as provided for in the grant agreement. The Performance Shares (TSR) granted to you on July 14, 2014, representing 3,997 shares are not vested, but under section 3a(iii) of the TSR Performance Share Unit Award Agreement you are entitled to adjusted target performance units equivalent to 13/36 of the award, to be paid out as provided for in the grant agreement.

10.
Vested stock options granted to you under the HMI Long Term Incentive Plan will expire the earlier of the natural expiration of the option or 3 months after your separation date, as provided in the plan. Unvested stock options will be forfeited.

11.	The balance of any quarterly payroll deductions relating to the employee stock purchase plan will be paid to you within thirty (30) days of your separation date.

12.	You will receive executive outplacement support.

13.
You are responsible for returning your Corporate Visa card along with any keys, phone cards and/or access cards immediately. You should process a final expense report to cover the cost of any unreimbursed business-related travel through February 26, 2015. If you have an existing balance on your Corporate Visa card or your cellular phone service, you are required to pay off the balance within 10 days of this letter. Any remaining balances at that point will be deducted from your severance pay.

14.
Any balance owed to Herman Miller on your employee purchase account (product purchase) will be deducted from the total amount of severance pay or will be your responsibility in the event that severance will not cover the full amount due.

15.	You may keep your company provided laptop.

16.
You will be provided with four additional coaching sessions with the executive coach with whom you have been working, at the Company's expense. You will be responsible for the cost of any additional sessions.

17.	Your corporate cellular plan will be converted to a personal plan at the end of March 2015.

18.	Your corporate email account will remain active through the end of March 2015.

EXHIBIT B

The following companies and their subsidiaries are considered competitors under Exhibit A, item 1.

•	Steelcase

•	Haworth

•	Knoll

•	Teknion

•	HNI

•	Allsteel

•	KI

•	Kimball

•	Trendway

•	Artwright

•	Inscape

•	MACsys

•	Riviera

•	Humanscale

•	Izzydesign

•	Halcon

•	Vitra

•	Nucraft Furniture

•	UNICOR

•	Tayco

•	Tremain

•	Virco

•	Watson

•	Maxxon

•	Unifor

•	Bernhardt

•	DECCA

•	Touhy

•	Weiland

•	Lutron